Exhibit (g)(1)

MASTER GLOBAL

CUSTODIAL SERVICES AGREEMENT

SEVERALLY AND NOT JOINTLY EACH OF THE ENTITIES

LISTED ON SCHEDULE A HERETO

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TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	ESTABLISHMENT OF ACCOUNTS	2

3.	CUSTODY ACCOUNT PROCEDURES	4

4.	CASH ACCOUNT PROCEDURES	4

5.	INSTRUCTIONS	5

6.	PERFORMANCE BY THE CUSTODIAN	6

7.	TAX STATUS/WITHHOLDING TAXES	7

8.	USE OF THIRD PARTIES	7

9.	REPRESENTATIONS	10

10.	SCOPE OF RESPONSIBILITY	10

11	SUBROGATION	11

12.	INDEMNITY	11

13.	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES	12

14.	LIEN AND SET OFF	12

15.	FEES AND EXPENSES	13

16.	CITIGROUP ORGANISATION INVOLVEMENT	13

17.	RECORDS AND ACCESS	13

18.	INFORMATION	14

19.	ADVERTISING	14

20.	TERMINATION.	14

21.	LOAN SERVICING PROCEDURES	15

22.	GOVERNING LAW AND JURISDICTION	17

23.	MISCELLANEOUS	17

	SIGNATURES	18

Schedules:

•	Fee Schedule
•	Schedule A
•	Schedule B

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

THIS MASTER GLOBAL CUSTODIAL SERVICES AGREEMENT (the “Agreement”) is made on, March 3rd, 2014, by and between severally and not jointly each of the registered investment companies listed on Schedule A hereto, (each a “Client”) and Citibank, N.A. acting through its offices located in New York (the “Custodian”). For the avoidance of doubt, this Agreement shall be treated as if each entity set forth on Schedule A had executed a separate agreement with the Custodian, and there shall be no cross- liability or cross-collateralization between such entities.

1.	DEFINITIONS AND INTERPRETATION

(A)	Definitions.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” means the Client or any person (including any individual or entity) authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) in a written notice reasonably acceptable to the Custodian.

“Cash” means all cash or cash equivalents in any currency received and held on the terms of this Agreement.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a majority or controlling shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. shall be a separate member of the Citigroup Organization.

“Clearance System” means any clearing agency, settlement system or depository (including any entity that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system for the central handling of Securities) used in connection with transactions relating to Securities and any nominee of the foregoing.

“Fee Schedule” means the separate letter agreement agreed by the parties related to the fees payable by the Client with respect to this Agreement, as amended from time to time by written agreement of the parties.

“FINRA” means the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers, Inc.)

“Foreign Securities System” means a Clearance System located outside the United States that is an Eligible Securities Depository (as defined in Rule 17f-7(b)(1) of the Investment Company Act) and that is made available to the Client via the Custodian’s web portal.

“Foreign Sub-Custodian” has the meaning assigned thereto in Section 8(B)(i).

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Custodian from, or reasonably believed by the Custodian to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Custodian.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Repo Custodian” means, with respect to a Fund, one or more additional custodians appointed by such Fund, and communicated to the Custodian from time to time via a writing duly executed by an authorized officer of the Fund, for the purpose of engaging in repurchase agreement transactions(s)

“SEC” means the U.S. Securities Exchange Commission.

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“Securities” means any financial asset (other than Cash) from time to time held for the Client on the terms of this Agreement.

“Securities System” means a Clearance System that is either a U.S. Securities System or a Foreign Securities System.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash, (ii) the transactions effected under this Agreement or (iii) the Client; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its agents.

“Transfer Agent” means, with respect to a Fund, the transfer agent of the Fund’s shares.

“Underlying Transfer Agent” means, with respect to a Fund, the transfer agent for Underlying Shares.

“Underlying Shares” means uncertificated shares of registered investment companies (as defined in Section 3(a)(1) of the Investment Company Act), whether in the same group of investment companies (as defined in Section 12(d)(1)(G)(ii) of the Investment Company Act) or otherwise, including pursuant to Section 12(d)(1)(F) of the Investment Company Act.

“U.S. Securities System” means a Clearance System located within the United States and that is in compliance with the conditions of Rule 17f-4 under the Investment Company Act.

(B)	Interpretation.

(i)	References in this Agreement to schedules shall be deemed to be references to schedules, the terms of which shall be incorporated into and form part of this Agreement.

(ii)	References in this Agreement to Rule 17f-5 or to specific provisions of Rule 17f-5 refer to Rule 17f-5 under the Investment Company Act of 1940, as adopted on or before the date hereof. References in this Agreement to Rule 17f-7 or to specific provisions of Rule 17f-7 refer to Rule 17f-7 under the Investment Company Act of 1940, as adopted on or before the date hereof.

(iii)	References in this Agreement to the Client shall mean the Client acting individually and separately on behalf of each Fund. The appointment of the Custodian subject to the terms and provisions of this Agreement shall constitute a separate appointment by the Client on behalf of each Fund. Except as otherwise agreed, each reference herein to Cash Accounts and Custody Accounts and to Securities and Cash shall mean the Cash Accounts, Custody Accounts, Securities and Cash maintained, received, delivered and held separately for a Fund and not on an omnibus basis or aggregate basis for all of the Funds.

2.	ESTABLISHMENT OF ACCOUNTS

(A)	Accounts. The Client authorizes the Custodian to establish on behalf of each Client on its books, pursuant to the terms of this Agreement, (i) a custody account or accounts (the “Custody Account”) and (ii) a cash account or accounts (the “Cash Account”). The Custody Account will be a custody account for the receipt, safekeeping and maintenance of Securities, and the Cash Account will be a current account for Cash.

(B)	Acceptance of Securities and Cash. The Custodian will determine in its reasonable discretion whether to accept (i) for custody in the Custody Account, Securities of any kind and (ii) for deposit in the Cash Account, Cash in any currency. Except as otherwise directed by the Client, to the extent such Securities are so accepted, all of such Securities shall be credited to the Custody Account and, to the extent such Cash is so accepted, all of such Cash shall be credited to the Cash Account.

(C)	Designation of Accounts and Securities.

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(i)	The Custody Account will be in the name of the Client or such other name as the Client may reasonably designate and will indicate that Securities credited thereto are property of the Client, do not belong to the Custodian and are segregated from the Custodian’s assets.

(ii)	The Cash Account will be in the name of the Client or such other name as the Client may reasonably designate , will be held by the Custodian as banker and any Cash credited thereto shall be identified as property of the Client.

(iii)	Unless consented to or directed by a Client, all Securities held by the Custodian shall be registered on its books and records (i) in the name of the Client or (ii) in the name of a nominee acting on behalf of such Client.

(D)	Segregation.

(i)	The Custodian shall identify on its books as belonging to the Client the Securities held by each sub- custodian (including Foreign Sub-Custodians), U.S. Securities System and Foreign Securities System. To the extent reasonably practicable, the Custodian will hold Securities with a subcustodian (including a Foreign Sub-Custodian) only in an account which holds exclusively assets held by the Custodian for its customers (and not in any account holding the assets of the sub-custodian or any of its other customers) and, if held in such account, the Custodian shall indicate in its records that any Securities of the Funds maintained in such account are the property of the Client. In addition, the Custodian will direct each subcustodian (including Foreign Sub-Custodians) to identify on its books that Securities are held for the account of the Custodian as custodian for its customers. The Custodian will direct each subcustodian (including Foreign Sub-Custodians), to the extent practicable, to hold Securities in a Securities System only in an account of the subcustodian which holds exclusively assets held by the subcustodian for its customers.

(ii)	Any Securities deposited by the Custodian with a subcustodian will be subject only to the instructions of the Custodian, and any Securities held in a Securities System for the account of a subcustodian will be subject only to the instructions of the subcustodian.

(iii)	The Custodian shall require the subcustodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the subcustodian.

(E)	Segregated Account.

The Custodian shall upon receipt of Instructions on behalf of each Client, establish and maintain a segregated account or accounts for and on behalf of each such Client, into which account or accounts may be transferred Cash and/or Securities of the Client, including Securities maintained in a Custody Account or Cash Account by the Custodian, and collateral provided to the Client by its counterparties, (a) in accordance with the provisions of any agreement among the Client, the Custodian and a broker-dealer (registered under the Securities Exchange Act and a member of the FINRA) relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Client, (b) in accordance with the provisions of any agreement among the Client, the Custodian and any futures commission merchant (registered under the Commodity Exchange Act) relating to compliance with the rules of the CFTC or any registered contract market, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Client, (c) for purposes of segregating Cash or government Securities in connection with options purchased, sold or written by the Client or commodity futures contracts or options thereon purchased or sold by the Client, (d) for the purposes of compliance by the Client with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the SEC, or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered management investment companies, and (e) for any other purpose in accordance with Instructions.

(F)	Underlying Transfer Agent

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Underlying Shares beneficially owned by a Client, shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Client, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Client.

2)	In respect of the purchase of Underlying Shares for the account of a Client, upon receipt of Instructions, the Custodian shall pay out monies of such Client as so directed, and record such payment from the account of such Client on the Custodian’s books and records.

3)	In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Client on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Client on the Custodian’s books and records.

3.	CUSTODY ACCOUNT PROCEDURES

(A)	Credits to the Custody Account. The Custodian is not obligated to credit Securities to the Custody Account before receipt of such Securities by final settlement.

(B)	Delivery of Securities in General. The Custodian and any sub-custodian may only release and deliver, and shall release and deliver, domestic Securities owned by a Client and held by the Custodian, held by a sub-custodian, held in a U.S. Securities System account or held in an account at the Underlying Transfer Agent in the circumstances set forth under Section I of Schedule B. The Custodian and any Foreign Sub- Custodian may only release and deliver, and shall release and deliver, foreign Securities owned by the Client and held by the Custodian, held by a Foreign Sub-Custodian or held in a Foreign Securities System account in the circumstances set forth under Section III of Schedule B.

(C)	Debits to the Custody Account. If the Custodian has received Instructions that would result in the delivery of Securities exceeding credits to the Custody Account for that Security, the Custodian may reject the Instructions or may decide which deliveries it will make (in whole or in part and in the order it selects).

(C)	Denomination of Securities. The Client shall bear the risk and expense associated with investing in Securities denominated in any currency.

4.	CASH ACCOUNT PROCEDURES

(A)	Payment of Fund Monies in General. The Custodian and any sub-custodian may only debit the Cash Account or otherwise deliver out Cash held within the United States by the Custodian or a sub-custodian or held in a U.S. Securities System account, and shall debit the Cash Account or otherwise deliver out such Cash, in the circumstances set forth under Section II of Schedule B. The Custodian and any Foreign Sub-Custodian may only deliver out Cash of held outside the United States by the Custodian or a Foreign Sub-Custodian or held in a Foreign Securities System account, and shall deliver out such Cash, in the circumstances set forth under Section IV of Schedule B.

(B)	Credits to the Cash Account. The Custodian is not obliged to make a credit to the Cash Account before receipt by the Custodian of a corresponding and final payment in cleared funds; provided that, with respect to the settlement of a sale of Securities, a provisional credit in an amount equal to the net sale price for the transaction shall be made to the Cash Account as if it were received as of the close of business on the standard settlement date in the applicable market if (i) the Custodian has received Instructions relating to the transaction, (ii) the Custodian or its agents have possession of the assets in good deliverable form (which shall exclude assets subject to third party lending arrangements entered into by a Client) and (iii) the Custodian or its agents is not aware of any facts which would lead them to

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believe that the transaction will not settle in the time period ordinarily applicable to such transaction in the applicable market. If the Custodian makes a provisional credit before such receipt, the Custodian may reverse all or part of the credit (including any interest thereon), make an appropriate entry to the Cash Account, and if it reasonably so decides, require repayment of any amount corresponding to any debit if, in its reasonable judgment, it believes that such transaction will not settle in accordance with its terms.

(C)	Debits from the Cash Account. The consideration payable in connection with a purchase transaction shall be debited from the Cash Account as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. The Custodian shall promptly recredit such amount at the time that the Client notifies the Custodian that such transaction has been cancelled.

(D)	Debit Balances in the Cash Account. The Custodian is not obliged to make any debit to the Cash Account which might result in or increase a debit balance. The Custodian may make any debit to the Cash Account even if this results in (or increases) a debit balance. If the total amount of debits to the Cash Account at any time would otherwise result in a debit balance or exceed the immediately available funds credited to the Cash Account, the Custodian may decide which debits it will make (in whole or in part and in the order it selects)

(E)	Payments. The Custodian may, at any time cancel any extension of credit. The Client will transfer to the Custodian on closure of the Cash Account and otherwise on demand from the Custodian sufficient immediately available funds to cover any debit balance on the Cash Account or any other extension of credit and any interest, fees and other amounts owed.

(F)	Foreign Currency Risks. The Client shall bear the risk and expense associated with Cash denominated in any currency.

(G)	Cash Held as Banker. In holding cash in the Cash Account the Custodian is acting as banker, and the Custodian is not acting as trustee or in trust with respect to maintaining the deposit of cash or in connection with any cash transfer or transaction, including foreign exchange, effected pursuant to this Agreement.

(H)	FX Transactions. To the extent that the Client issues any Instruction, including a standing Instruction, for the Custodian to enter into foreign exchange transactions,, a report summarizing the terms of such foreign exchange transactions, including trade and settlement dates, the amounts and currencies exchanged and the exchange rates applied and any fees, charges, costs or commissions charged by any party to such foreign exchange transaction shall be made available to the Client.

Included in the Fee Schedule, the Custodian has provided the Client with a schedule (the “FX Pricing”) specifying foreign exchange (“FX”) spreads over Citi benchmarks in connection with FX transactions effected through the Custodian’s AutoFX service and standing instructions. The Custodian represents that upon Instructions the Custodian will execute FX transactions on behalf of the Client at the spreads specified for each type of currency as specified in the Fee Schedule. For currencies not identified on the Fee Schedule, the rates will be on a negotiated basis at the time of any such FX transaction. The FX Pricing may be amended from time to time by mutual agreement. If the Custodian proposes a modification to a spread to reflect increased volatility and agreement cannot be reached on such modification, the Custodian reserves the right to remove the related currency from the Fee Schedule and cease providing benchmark pricing for the related currency, moving to pricing on a negotiated basis at the time of any such FX transaction. The Custodian may decline to act on any Instruction for FX or to effect any FX transactions without regard to the specified rate on the Fee Schedule due to the requirements of applicable law with regard to the FX transaction, applicable market regulations or directives of applicable market authorities, market restrictions or market conditions; provided, however, the Custodian shall give the Client prior notice where practicable.

5.	INSTRUCTIONS

The Custodian is entitled to rely and act upon Instructions of any Authorized Person until the Custodian has received notice of any change from the Client and has had a reasonable time to note and implement such change. The Custodian is authorized to rely upon any Instructions received by any means, provided that the Custodian and the Client have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

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(i)	The Client and the Custodian will comply with security procedures designed to verify the origination of Instructions.

(ii)	The Custodian is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client, and the Custodian may act on any Instruction by reference to an account number only, even if any account name is provided.

(iii)	The Custodian may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)	The Custodian may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with any security procedures and will promptly notify the Client of its decision.

(v)	If the Custodian acts on any Instruction sent manually (including facsimile or telephone), then, if the Custodian complies with the security procedures], the Client will be responsible for any loss the Custodian may incur in connection with that Instruction. The Client expressly acknowledges that the Client is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)	Instructions are to be given in the English language.

(vii)	The Custodian is obligated to act on Instructions only within applicable cut-off times on banking days when the Custodian and the applicable financial markets are open for business.

(viii)	In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Custodian may make or accept payment for or delivery of Securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

6.	PERFORMANCE BY THE CUSTODIAN

(A)	Custodial Duties Requiring Instructions. The Custodian shall carry out the following actions only upon receipt of and in accordance with specific Instructions:

(i)	make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement;

(ii)	deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with Securities; and

(iii)	carry out any action affecting Securities or the Custody Account or Cash or the Cash Account other than those specified in Section 6(B) below, but in each instance subject to the agreement of the Custodian.

(B)	Non-Discretionary Custodial Duties. Absent a contrary Instruction, the Custodian shall carry out the following without further Instructions:

(i)	in the Client or Fund’s name or on its behalf, sign any affidavits, certificates of ownership and other certificates and documents relating to Securities which may be required (i) to obtain any Securities or Cash or (ii) by any tax or regulatory authority;

(ii)	collect, receive, and/or credit on a timely basis as such amounts are received the Custody Account or Cash Account, as appropriate, with all income, payments and distributions in respect of Securities and any capital arising out of or in connection with Securities (including all Securities received by the Custodian as a result of a stock dividend, bonus issue, share sub-division or reorganization, capitalization of reserves or otherwise) and take any action necessary and proper in connection therewith;

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(iii)	exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates;

(iv)	notify the Client of notices, circulars, reports and announcements which the Custodian has received, in the course of acting in the capacity of custodian, concerning Securities held on the Client’s behalf, including, but not limited to, (i) any such notices that require discretionary action, (ii) pendency of calls and maturities of domestic Securities and expiration of rights in connection therewith, , (iii) tender or exchange offers, and (iv) notices of any bankruptcy, insolvency, restructuring or other similar event of the issuer or obligor. Custodian will use commercially reasonable efforts to notify Client, as soon as reasonably practicable, of any other notices relating to Client investments which may be received by Custodian.

(v)	make any payment by debiting the Cash Account or any other designated account of the Client with the Custodian as required to effect any Instruction; and

(vi)	attend to all non-discretionary matters in connection with anything provided in this Section 6(B) or any Instruction.

7.	TAX STATUS/WITHHOLDING TAXES

(A)	Information. The Client will provide the Custodian, from time to time and in a timely manner, with information and proof (copies or originals) as the Custodian reasonably requests, as to the Clients or Fund and/or the underlying beneficial owner’s tax status or residence. Information and proof may include, as appropriate, executing certificates, making representations and warranties, or providing other information or documents in respect of Securities, as the Custodian deems necessary or proper to fulfill obligations under applicable law.

(B)	Payment. If any Taxes become payable with respect to any payment to be made to the Client or a Fund, such Taxes will be payable by the Client or such Fund and the Custodian may withhold the Taxes from such payment. The Custodian may withhold any Cash held or received with respect to the Cash Account and apply such Cash in satisfaction of such Taxes. If any Taxes become payable with respect to any prior payment made to the Client or a Fund by the Custodian, the Custodian may withhold any Cash in satisfaction of such prior Taxes. The Client or Fund shall remain liable for any deficiency.

(C)	Tax Relief. In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian shall apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment, claims for exemption from taxation or retrospective tax reclaims in certain markets as agreed from time to time); provided the Client provides to the Custodian such documentation and information as to it or its underlying beneficial owner clients as is necessary to secure such tax relief. However, in no event shall the Custodian be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

8.	USE OF THIRD PARTIES

(A)	General Authority.

(i)	The Custodian is hereby authorized to appoint subcustodians and administrative support providers as its delegates and to use or participate in market infrastructures and Securities Systems to perform any of the duties of the Custodian under this Agreement. The Custodian shall remain primarily liable for the actions or omissions of such subcustodians or administrative support providers.

(ii)	Subcustodians are those persons utilized by the Custodian for the safe-keeping, clearance and settlement of Securities. The Custodian shall not appoint a subcustodian in the United States of America.

(iii)	Administrative support providers are those persons utilized by the Custodian to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

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(iv)	Market infrastructures are public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services. Market infrastructures are not delegates of the Custodian.

(v)	Securities deposited with Securities Systems hereunder will be subject to the laws, rules, statements of principle and practices of such Securities Systems. Securities Systems are not delegates of the Custodian.

(B)	Foreign Custody Manager

With respect to securities and cash in such non-United States jurisdictions as the Custodian provides custody services under this Agreement for the Client, the Client desires to have the Custodian assume and discharge the responsibility of the Client’s board of trustees (hereinafter the “Board”) to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to this Agreement. The Custodian agrees to accept the delegation and to perform the responsibility as provided in this Agreement.

Therefore, the Client on behalf of the Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client’s “Foreign Custody Manager” (as defined in Rule 17f-5(a)(3)), in respect to the Client’s Foreign Assets (as defined in Rule 17f-5(a)(2)) held from time to time by the Custodian with any subcustodian that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)). For the avoidance of doubt, the Custodian will not utilize subcustodians in the United States, or hold United States assets with an Eligible Foreign Custodian.

The Foreign Custody Manager represents to Client at the date this Agreement is entered into and at any date that any custodial service is used or provided that it is a U.S. Bank (as defined in Rule 17f- 5(a)(7)).

The Client may terminate the Custodian’s appointment as Foreign Custody Manager hereunder upon 45 days’ prior written notice.

As Foreign Custody Manager, the Custodian shall:

(i)	select Eligible Foreign Custodians to serve as foreign custodians (any such Eligible Custodian acting in such capacity, a “Foreign Sub-Custodian”) and place and maintain the Client’s Foreign Assets with such Foreign Sub-Custodians; the list of such Eligible Foreign Custodians shall be made available to the Client via the Custodian’s electronic portal.

(ii)	in selecting a Foreign Sub-Custodian, first determine that Foreign Assets placed and maintained in the safekeeping of each Foreign Sub-Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f- 5(c)(1)(i)- (iv);

(iii)	enter into written agreements with each Foreign Sub-Custodian selected by the Custodian hereunder;

(iv)	determine that the written contract with each Foreign Sub-Custodian requires that the Foreign Sub- Custodian will provide reasonable care for the Foreign Assets, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2), including without limitation to the requirements relating to indemnification.

(v)	provide written reports (x) notifying the Board of the placement of Foreign Assets with each Foreign Sub-Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with a Foreign Sub-Custodian;

(vi)	establish a system to monitor, and shall monitor, the continued appropriateness of (x) maintaining the Foreign Assets with Foreign Sub-Custodians selected hereunder and (y) the governing contractual

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arrangements; it being understood, however, that in the event the Custodian shall determine that any Foreign Sub-Custodian would no longer afford the Foreign Assets reasonable care, the Custodian shall promptly so advise the Client and shall further advise the Client as to whether it will (i) relocate the Foreign Assets to a new Foreign Sub-Custodian or (ii) that it requires Instructions ns (as defined in this Agreement) with respect to the disposition of the foreign investments because no Foreign Sub- Custodian in the relevant market meets the requirements of Rule 17f-5.

(vii)	The Custodian shall make available to the Board and the Client the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian, as found on the Custodian’s web portal. The web portal may be updated by the Custodian from time to time, provided that no such update shall result in a Board or Fund being provided with substantively less information than had been previously made available hereunder.

Nothing in this Agreement shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country’s financial infrastructure and prevailing settlement practices. The Custodian agrees to make available to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

(C)	Eligible Securities Depositories:

(i)	The Custodian may deposit or procure the deposit of Securities with any Clearance System as required by law, regulation or best market practice; provided, the Custodian may deposit and/or maintain assets of the Client that consist of domestic securities in a U.S. Securities System and may deposits and/or maintain assets of the Client that consist of Foreign Assets (as defined in Rule 17f-5(a)(2)) only in a Foreign Securities System. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely affect the Custodian’s determination that a Clearance System is a U.S. Securities System or a Foreign Securities System.

(ii)	The Custodian shall provide the Client (or its duly-authorized investment manager or investment adviser) with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7(a)(1)(i)(A). The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable, shall promptly notify the Client (or is duly-authorized investment manager or investment adviser) of any adverse material changes in such risks in accordance with Rule 17f-7(a)(1)(i)(B).

(iii)	In performing its obligations under this Agreement, the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information. The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for Foreign Assets or to provide any information or evaluation comparing any Eligible Securities Depository to any other Securities System or any existing or proposed standards for securities depositories.

(iv)	Upon the receipt of Instructions, as specified in this Agreement, the Custodian shall withdraw securities from any Clearance System to the extent and as soon as reasonably practicable; [provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

(D)	Shareholders Voting. The Custodian’s only obligation in regard to any matter where the Client may exercise shareholder voting rights will be to provide shareholder voting services as specified in a separate proxy services letter between the Custodian and the Client.

9.	REPRESENTATIONS

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(A)	General. The Client and the Custodian each represents at the date this Agreement is entered into and at any date that any custodial service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, material contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and on any date that any custodial service is used or provided that:

(i)	It has authority to deposit the Securities received in the Custody Account and the Cash in the Cash Account and there is no claim or encumbrance that adversely affects any delivery of Securities or payment of Cash made in accordance with this Agreement;

(ii)	Where it acts as an agent on behalf of any of its own customers, whether or not expressly identified to the Custodian from time to time, any such customers shall not be customers or indirect customers of the Custodian; and

(iii)	It has not relied on any oral or written representation made by the Custodian or any person on its behalf other than the representations made in this Agreement.

10.	SCOPE OF RESPONSIBILITY

(A)	Standard of Care. The Custodian shall exercise the reasonable care, prudence and diligence in the performance of its duties under this Agreement and shall exercise due skill, care and diligence in the selection, continued appointment and ongoing monitoring of its subcustodians.

(B)	Direct Damages. The Custodian will be liable for the Client’s direct damages resulting from the negligence, willful default or fraud of the Custodian or its agents. The Custodian will not be liable for any damages or losses solely by reason of the liquidation or insolvency of its agents. Nothing in this section shall relieve the Custodian of its responsibility for the performance of its subcustodians and agents.

(C)	Mitigation of Damages. Upon the actual knowledge by any party of the occurrence of any event which may cause any loss, damage or expense to the party, the party shall as soon as reasonably practicable (i) notify the other party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

(D)	Limitations on the Custodian’s Responsibility.

(i)	General. The Custodian is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given in accordance with this Agreement. The Custodian shall have no implied duties or obligations.

(ii)	Sole Obligations of the Custodian. The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Custodian) and (ii) the rights

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to any other member of the Citigroup Organization. For the avoidance of doubt, none of the foregoing shall limit Custodian’s primary liability for its delegates as set forth in Section 8(A)(i).

(iii)	No Liability for Third Parties. Except as provided in Sections 8 and 10(B) hereof, the Custodian is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any broker, counterparty or issuer of Securities.

(iv)	Performance Subject to Laws. The Client understands and agrees that the Custodian’s performance of this Agreement is subject to the relevant local laws, regulations, decrees, orders and government acts, and the rules, operating procedures and practices of any relevant stock exchange, Securities System or market where or through which Instructions are to be carried out and to which the Custodian is subject and as exist in the country in which any Securities or Cash are held.

(v)	Prevention of Performance. The Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended for so long as the Force Majeure Event continues; provided that the Custodian shall take reasonable steps to minimize service interruptions as a result of such Force Majeure Event. “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Custodian, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of third party communications systems, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government.

(vi)	Client’s Reporting Obligations. Subject to Custodian’s obligations under Section 6(B), the Client shall be solely responsible for all filings, tax returns and reports on any transactions in respect of Securities or Cash or relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise.

(vii)	Validity of Securities. The Custodian shall exercise reasonable care in receiving Securities but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Custodian. If the Custodian becomes aware of any defect in title or forgery of any Security, the Custodian shall promptly notify the Client.

(viii)	Capacity of Custodian. The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Client, and the Custodian’s duty is solely to act as a Custodian in accordance with the terms of this Agreement.

(ix)	Forwarded Information. The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material provided under Section 6(B)(iv) of this Agreement not prepared by the Custodian including the accuracy or completeness of any translation provided by the Custodian in regard to such forwarded communication.

11.	SUBROGATION

To the extent permissible by law or regulation and upon the Client’s request, the Client shall be subrogated to the rights of the Custodian with respect to any claim for any loss, damage or claim suffered by the Client, in each case to the extent that the Custodian fails to pursue any such claim or the Client is not made whole in respect of such loss, damage or claim. Such right of subrogation shall include a right to be subrogated to the rights of the Custodian with respect to any claims against a sub-custodian or Foreign Sub-Custodian. Notwithstanding any other provision hereof, in no event is the Custodian obliged to bring suit in its own name or to allow suit to be brought in its name.

12.	INDEMNITY

(A)	Indemnity to the Custodian. The Client agrees to indemnify the Custodian and to defend and hold the Custodian harmless from all losses, costs, damages and expenses (including reasonable legal fees) and liabilities for any claims, demands or actions (each referred to as a “Loss”), incurred by the Custodian in

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connection with this Agreement, except any Loss resulting from the negligence, willful misconduct or fraud of the Custodian or its agents.

(B)	Client’s Direct Liability. If the Client discloses to the Custodian that the Client has entered into this Agreement as the agent or representative of another person, the Client shall not be relieved of any of its obligations under this Agreement.

13.	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

14.	LIEN AND SET OFF

(A)	Lien. In addition to any other rights available to the Custodian under applicable law, the Custodian shall have, and the Client hereby grants a continuing general lien on all Securities of the Client held by the Custodian in order to secure such Client’s obligation to pay any fees and expenses or credit exposures incurred in the performance of Custodian’s services under this Agreement to such Client.

(B)	Set Off. To the extent permitted by applicable law and in addition to any other remedies available to the Custodian under applicable law, the Custodian may, without prior notice to the Client, set off any payment obligation owed to it by the Client (severally but not jointly) in connection with all liabilities of such Client arising under this Agreement against any payment obligation owed by it to the Client under this Agreement regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

(C)	Interfund Lending Program. The Funds have received an exemptive order effective December 15, 2011 pursuant to certain sections of the 1940 Act, permitting loans (“Interfund Loans”) from any one of the Funds or portfolios thereof (the “Portfolios”) to any other of the Funds or Portfolios (the “Interfund Lending Program”) as set forth in Investment Company Act Release 29865, File No. 812-13621 (Notice) and Investment Company Act Release No. 29885, File 812-13621 (the “Exemptive Order”). Each Fund, with respect to itself or certain of its Portfolios, has entered into an interfund lending facility, dated as of March 26, 2012, (the “Credit Facility”), so that each Fund, on behalf of itself or its Portfolios, may (i) borrow funds from time to time for temporary purposes (a Fund acting in such capacity, a “Borrower”) and (ii) loan funds from time to time to any such Borrower in accordance with the terms of the Credit Facility (a Fund acting in such capacity, a “Lender”). Under the terms of the Exemptive Order, a Borrower may only borrow on an unsecured basis through the Credit Facility if there is no secured loan outstanding from any other lender and as such require certain modifications of its custodial lien, as otherwise described in this Section 14 above, in order to facilitate unsecured Interfund Loans. As such, the parties agree that upon Custodian’s receipt of written notice from a Borrower that the Borrower intends to borrow on an unsecured basis from a Lender in accordance with the terms of the Interfund Lending Program, Custodian shall subordinate to the Lender its first priority security interest in the Borrower’s assets for one business day, measured from the Borrower’s receipt of the Interfund Loan, unless (i) the terms of such Interfund Loan violate the terms of the Exemptive Order or (ii) shareholder redemptions during the pendency of such Interfund Loan exceed 10% of the Borrower’s net assets, in which event Custodian’s first priority security interest in the Fund’s assets shall be automatically reinstated with no further action by Custodian. For the avoidance of doubt, the foregoing waiver shall not apply to Interfund Loans made on a secured basis.

For the avoidance of doubt, (i) as used in this Section 14(c), "shareholder redemptions" shall mean the actual payment of shareholder redemptions (and not merely the receipt or pendency of shareholder requests for redemption), (ii) each such waiver shall be automatic and not require the execution and delivery of any instrument or release or other action by Custodian to be effective (provided, however, that Custodian shall reasonably cooperate with any request made by the Borrower at any time or times for

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

specific written or other confirmation of any such waiver in any instance), (iii) each such waiver shall occur whether or not there may at the time be outstanding obligations owing to Custodian that are (or without such waiver would be) secured by its security interest in the Borrower's assets (provided, however, that the Borrower shall endeavor to satisfy any such outstanding obligations prior to it's receipt of the Interfund Loan), and (iv) written notice(s) of borrowing under the Interfund Lending Program may be given to Custodian by the Borrower on multiple occasions, at any time or times so long as this letter remains in effect, pursuant to the foregoing sentence.

In addition, the purpose hereof, Custodian shall be deemed to receive any such notice of a borrowing under the Interfund Lending Program when the same is sent by facsimile or by other facsimile or electronic address as State Street may hereinafter designate by written notice to the Borrower):

Michelle Curley

388 GREENWICH STREET

NY, New York USA 10013

Phone: +1 (212) 816-9313

Fax:

15.	FEES AND EXPENSES

The Client agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule, which may be changed from time to time upon agreement in writing by the Custodian and the Client, together with any other amounts payable to the Custodian under this Agreement. The Custodian may debit the Cash Account to pay any such fees, charges and obligations with regard to the applicable Client. Any other fees, charges and obligations charged by the Custodian to the Client, either directly or by an affiliate of the Custodian, relating to or ancillary to the services provided hereunder shall not be effective until such other fees, charges or obligations are detailed in writing on a revised Fee Schedule or in a separate fee agreement entered into by the parties.

16.	CITIGROUP ORGANISATION INVOLVEMENT

The Client agrees and understands that any member of the Citigroup Organization can engage as principal or otherwise in any transaction effected by the Client or by any person for its account and benefit, or by or on behalf of any counterparty or issuer. When instructed to effect any transactions (particularly foreign exchange transactions), the Custodian is entitled to effect any transaction by or with itself or any member of the Citigroup Organization and to pay or keep any fee, commissions or compensation as specified in the Client’s Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

17.	RECORDS AND ACCESS

(A)	Recordkeeping. The Custodian shall with respect to each Client create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of each Client under Rules 31a-1 and 31a-2 under the 1940 Act. All such records shall be the property of the Client and shall at all times during the regular business hours of the Custodian be open for reasonable inspection by duly authorized officers, employees or agents of such Client and employees and agents of the SEC. The Custodian shall, at a Client’s request, supply the Client with a tabulation of Securities owned by each Portfolio and held by the Custodian.

(B)	Examination of Statements. The Client shall examine each statement sent by the Custodian and notify the Custodian in writing within sixty (60) days of the date of such statement of any discrepancy between Instructions given by the Client and the position shown on the statement and of any other errors known to the Client.

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(C)	Access to Records. The Custodian shall allow the Client and its independent public accountants, agents or regulators reasonable access to the records of the Custodian relating to Securities or Cash as is required by the Client in connection with an examination of the books and records pertaining to the affairs of the Client and will seek to obtain such access from each subcustodian and Securities System. Regulators of the Client shall be provided the right to perform periodic on-site audits as may be reasonably required to examine the Custodian’s performance of the services contemplated by this Agreement.

(D)	The Custodian shall provide to the Client: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; and (b) periodic reports and reasonable documentation for delivery to the Funds’ Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the Custodian’s services and the Custodian’s compliance with its operating policies and procedures related thereto.

18.	INFORMATION

The Custodian will treat information related to the Client as confidential but, unless prohibited by law, the Client authorizes the transfer or disclosure of any information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and agents of the Custodian and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services to the Client (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by any law, court, regulator or legal process.

The Custodian has implemented information security controls and procedures reasonably designed to protect the information and data owned and/or used by the Custodian applicable to the Client. Upon reasonable request, the Custodian shall discuss with senior management of the Client such controls and procedures and/or provide a high-level presentation summarizing such controls and procedures.

The Client and the Custodian will treat the terms of this Agreement, including any Fee Schedule, as confidential, provided that the parties may disclose any such information as required by any law, court, regulator or legal process.

19.	ADVERTISING

Neither the Client nor the Custodian shall display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of Citigroup, Inc. or any subsidiary of Citigroup, Inc. without prior written approval from Citigroup, Inc. or the subsidiary concerned. The Client shall not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent. The restrictions set forth in this Section 19 shall not prevent the Client from disclosing in any offering memorandum, prospectus or similar document that the Custodian is acting as Client’s custodian.

20.	TERMINATION

(A)	Date of Termination. Any party may terminate this Agreement in whole or as between itself and the other parties hereto by giving not less than sixty (60) days’ prior written notice to such other parties; provided that, in the exercised of the sole discretion of the Client, such notice must also not be given not more than 90 days following such written notice to such other parties; provided, further, that Client, , may at any time by action of its Board, immediately terminate this agreement in the event of the appointment of a conservator or receiver with respect to the Custodian by a regulatory authority or upon the occurrence of a similar event at the direction of a regulatory authority or a court of competent jurisdiction. For the avoidance of doubt, in the event one or more Clients wish to terminate this Agreement, the equivalent agreement between the Custodian and the remainder of the Clients shall continue in full force and effect and such termination shall in no way affect the parties’ rights and obligations under this Agreement as it applies to such other Clients.

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(B)	Effect on Property. On or prior to the termination date of this agreement, the Custodian shall deliver the Securities and Cash as instructed by the Client. Any such Securities shall be duly endorsed and in the form for transfer. In addition, if requested by Client, Custodian shall provide to any successor custodian its records relating to the Fund. If by the termination date the Client has not given instructions to deliver any Securities or Cash, the Custodian will continue to safekeep such Securities and/or Cash until the Client provides instructions to effect a free delivery of such. However, the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions. Notwithstanding termination of this Agreement or any Instruction, the Custodian may retain sufficient Securities or Cash to close out or complete any transaction that the Custodian will be required to settle on the Client’s behalf.

(C)	Surviving Terms. The rights and obligations contained in Sections 7, 10, 12, 13, 14, 18, 19 and 23 of this Agreement shall survive the termination of this Agreement.

21.	LOAN SERVICING PROCEDURES

(A)	General. The following provisions shall apply with respect to investments, property or assets in the nature of loans, or interests or participations in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S. (collectively, “Loans”) entered into by any Client.

(B)	Safekeeping. Instruments, certificates, agreements and/or other documents which the Custodian may receive with respect to Loans, if any (collectively “Financing Documents”), from time to time, shall be held by the Custodian at its offices in New York City, New York.

(C)	Duties of the Custodian. The Custodian shall accept such Financing Documents, if any, with respect to Loans as may be delivered to it from time to time by the Client. Notwithstanding any term of this Agreement to the contrary, with respect to any Loans, (i) the Custodian shall be under no obligation to determine, and shall have no liability for, the sufficiency of, or to require delivery of, any instrument, document or agreement constituting, evidencing or representing such Loan, other than to receive such Financing Documents, if any, as may be delivered or caused to be delivered to it by the Client (or its duly-authorized investment manager or investment adviser), (ii) without limiting the generality of the foregoing, delivery of any such Loan may be made to the Custodian by, and may be represented solely by, delivery to the Custodian of a facsimile or photocopy of an assignment agreement (an “Assignment Agreement”) or a confirmation or certification from the Client (or the investment manager or investment adviser) to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to the Custodian, appropriate Financing Documents constituting, evidencing or representing such Loan (such confirmation or certification, together with any Assignment Agreement, collectively, an “Assignment Agreement or Confirmation”), in any case without delivery of any promissory note, participation certificate or similar instrument (collectively, an “Instrument”), (iii) if an original Instrument shall be or shall become available with respect to any such Loan, it shall be the sole responsibility of the Client (or its duly-authorized investment manager or investment adviser) to make or cause delivery thereof to the Custodian, and the Custodian shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Client to make or cause delivery of such Instrument to the Custodian, and (iv) any reference to Financing Documents appearing in this Section 22 shall be deemed to include, without limitation, any such Instrument and/or Assignment Agreement or Confirmation.

If payments with respect to a Loan (“Loan Payment”) are not received by the Custodian on the date on which they are due, as reflected in the Payment Schedule (as such term is defined in Section 22(D) below) of the Loan (“Payment Date”), or in the case of interest payments, not received either on a scheduled interest payable date, as reported to the Custodian by the Client (or its duly-authorized investment manager or investment adviser) for the Loan (the “Interest Payable Date”), or in the amount of their accrued interest payable, the Custodian shall promptly, but in no event later than one business day after the Payment Date or the Interest Payable Date, give telephonic notice to the party obligated under the Financing Documents to make such Loan Payment (the “Obligor”) of its failure to make timely payment, and (2) if such payment is not received within three business days of its due date, shall notify the Fund (or its duly-authorized investment manager or investment adviser) of such Obligor’s failure to

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

make the Loan Payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Fund (or its duly- authorized investment manager or investment adviser) as provided herein.

The Custodian shall have no responsibilities or duties whatsoever under this Agreement, with respect to Loans or the Financing Documents, except for such responsibilities as are expressly set forth herein. In case any question arises as to its duties hereunder, the Custodian may request instructions from the Client and shall be entitled at all times to refrain from taking any action unless it has received Instructions from the Client and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with such Instructions.

The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the account of the Client; any and all credits and payments credited to the Client, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

The Custodian shall promptly, upon the Client’s request, release to the Client’s investment manager or investment adviser or to any party as the Fund or the Fund’s investment manager or investment adviser may specify, any Financing Documents being held on behalf of the Client. Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and except to the extent it shall have received written notice and instruction from the Client (or its duly-authorized investment manager or investment adviser) with respect thereto, and except to the extent it shall have received the sale proceeds thereof.

In no event shall the Custodian be under any obligation or liability to make any advance of its own funds with respect to any Loan.

(D)	Responsibility of the Client. With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the Client shall (a) cause the Financing Documents evidencing such Loan to be delivered to the Custodian; (b) include with such Financing Documents an amortization schedule of payments (the “Payment Schedule”) identifying the amount and due dates of scheduled principal payments, the Interest Payable Date(s) and related payment amount information, and such other information with respect to the related Loan and Financing Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, “Loan Information”), in such form and format as the Custodian reasonably may require; (c) take, or cause the investment manager or investment adviser to take, all actions necessary to acquire good title to such Loan (or the participation in such Loan, as the case may be), as and to the extent intended to be acquired; and (d) cause the Custodian to be named as its nominee for payment purposes under the Financing Documents or otherwise provide for the direct payment of the Loan Payments to the Custodian. The Custodian shall be entitled to rely upon the Loan Information provided to it by the Client (or its duly-authorized investment manager or investment adviser) without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Client in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof. With respect to each such Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, Obligor or similar party with respect to the related Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

(E)	Instructions; Authority to Act. For purposes of this Section 22, the certificate of the Secretary or an Assistant Secretary of the Client’s Board, identifying certain individuals to be officers of the Client or employees of the Client’s investment manager or investment adviser authorized to sign any such instructions, may be received and accepted as conclusive evidence of the incumbency and authority of such to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Secretary or Assistant Secretary of the Client’s Board. Notwithstanding any other provision of this Agreement, the Custodian shall have no responsibility to ensure that any investment by the Client with respect to Loans has been authorized.

(F)	Attachment. In case any portion of the Loans or the Financing Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decrees shall be made or entered by any court affecting

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the property of the Client or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued, without the necessity of inquire whether such court had jurisdiction, and, in case the Custodian obeys or complied with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance.

22.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the of the State of New York .

(B)	Jurisdiction. The Federal courts of the Southern District of New York shall have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the Client and the Custodian each irrevocably submit to the jurisdiction of such courts.

(C)	Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 21(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)	Sovereign Immunity. The Client and the Custodian each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

23.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with the schedules. The Custodian may notify the Client of terms which are applicable to the provision of services in the location of a particular office and such terms shall be contained in a schedule and shall supplement this Agreement in relation to that office. In case of inconsistency with the rest of this Agreement, such terms shall prevail in relation to that office.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions shall remain in full force and effect (as shall that provision under any other law).

(C)	Waiver of Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement shall constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement shall not be deemed to be a waiver of any right or remedy the Client or the Custodian may have under applicable law.

(D)	Recordings. The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Further Information. The Client agrees to execute further documents and provide materials and information as may be reasonably requested by the Custodian to enable it to perform its duties and obligations under this Agreement.

(F)	Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed.

(G)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

(H)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(I)	Limitation of Liability. The use of a single form of agreement referring to multiple Clients listed on Schedule A is for ease of administrative purposes only. The Custodian and each Client, severally and jointly, shall be deemed for all purposes to have entered into and executed a separate Agreement. The assets and liabilities of each Client listed on Schedule A are separate and distinct and the Custodian hereby expressly agrees that the obligations pursuant to this Agreement of a particular Client shall be limited solely to the assets of that Client, no other Client will be liable or responsible to Custodian for such obligations and the Custodian shall not seek satisfaction of any such obligation from the assets of any other Client or the shareholders of any other Client or the Trustees, officers, employees or agents of the others Clients, or any of them.

(J)	Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of each Client that is a Massachusetts business trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge and agree that: (i) recourse with respect to this Agreement and instruments referenced and contemplated hereby is limited to the assets and property of each respective Client; and (ii) the obligations of, or arising under, this Agreement are not binding upon any of the trustees, officers or shareholders of each Client individually, but are binding only upon the assets and property of each respective Client

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.	SEVERALLY AND NOT JOINTLY ON BEHALF OF EACH OF THE REGISTERED INVESTMENT COMPANIES LISTED ON SCHEDULE A HERETO,

By: /s/ Robert P. Wallace	By: /s/ Charles A. Rizzo

Name: Robert P. Wallace	Name: /s/ Charles A. Rizzo

Title: Vice President	Title: Chief Financial Officer

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

Schedule A

To the Master Global Custodial Services Agreement dated as of March 3rd, 2014.

JOHN HANCOCK BOND TRUST

JHF Global Conservative Absolute Return

JOHN HANCOCK FUNDS II

JHF II Asia Total Return

JHF II Emerging Markets Debt Fund

JHF II Emerging Markets Value

JHF II Global Equity

JHF II Global High Yield

JHF II Global Real Estate

JHF II International Growth Equity

JHF II International Small Cap

JHF II International Small Company

JHF II International Value

JHF II International Growth Stock

JHF II China Emerging Leaders

JHF II Global Absolute Return Strategy

JHF II Fundamental Global Franchise

JHF II Int’l Growth Opportunities

JOHN HANCOCK FUNDS III

JHF III Global Shareholder Yield

JHF III International Allocation

JHF III International Core

JHF III International Growth

JHF III International Value Equity

JOHN HANCOCK INVESTMENT TRUST

JHF Global Opportunities

JOHN HANCOCK INVESTMENT TRUST III

JHF Greater China Opportunities

JOHN HANCOCK VARIABLE INSURANCE TRUST

JHVIT Emerging Markets Value

JHVIT Global

JHVIT International Core

JHVIT International Equity Index B

JHVIT International Small Company

JHVIT International Value

JHVIT International Growth Stock

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

Schedule B

Delivery of Securities; Payment of Fund Moneys

I.	Delivery of Domestic Securities

The Custodian shall release and deliver domestic Securities owned by a Fund held by the Custodian, in a U.S. Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Instructions on behalf of the applicable Fund, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)   Upon sale of such Securities for the account of the Fund in accordance with customary or established market practices and procedures, including, without limitation, delivery to the purchaser thereof or to a dealer therefor (or an agent of such purchaser or dealer) against expectation of receiving later payment;

2)   Upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by the Fund;

3)   In the case of a sale effected through a U.S. Securities System, in accordance the conditions of Rule 17f-4 under the Investment Company Act;

4)   To the depository agent in connection with tender or other similar offers for Securities of the Fund;

5)   To the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the Cash or other consideration is to be delivered to the Custodian;

6)   To the issuer thereof, or its agent, for transfer into the name of the Fund or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 8(A); or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new Securities are to be delivered to the Custodian;

7)   Upon the sale of such Securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such Securities prior to receiving payment for such Securities except as may arise from the Custodian’s own negligence or willful misconduct;

8)   For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the Securities of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, or pursuant to any deposit agreement; provided that, in any such case, the new Securities and Cash, if any, are to be delivered to the Custodian;

9)   In the case of warrants, rights or similar Securities, the surrender thereof in the exercise of such warrants, rights or similar Securities or the surrender of interim receipts or temporary Securities for definitive Securities; provided that, in any such case, the new Securities and Cash, if any, are to be delivered to the Custodian;

10)   For delivery in connection with any loans of Securities made by the Fund (a) against receipt of collateral as agreed from time to time by the Fund on behalf of the Fund, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of Securities owned by the Fund prior to the receipt of such collateral or (b) to the lending agent, or the lending agent’s custodian, in accordance with written Instructions (which may not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Fund;

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

11)   For delivery as Security in connection with any borrowing by a Fund on behalf of a Fund requiring a pledge of assets by the Fund on behalf of such Fund;

12)   For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act and a member of FINRA, relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund on behalf of a Fund;

13)   For delivery in accordance with the provisions of any agreement among a Fund on behalf of the Fund, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the CFTC and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund on behalf of a Fund;

14)   Upon the sale or other delivery of such investments (including, without limitation, to one or more Repo Custodians), and prior to receipt of payment therefor, as set forth in written Instructions, provided that such Instructions shall set forth (a) the Securities of the Fund to be delivered and (b) the person(s) to whom delivery of such Securities shall be made;

15)   Upon receipt of instructions from the Fund’s Transfer Agent for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the currently effective prospectus and statement of additional information of the Fund related to the Fund, in satisfaction of requests by holders of Shares for repurchase or redemption;

16)   In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2(F) hereof;

17)   For delivery as initial or variation margin in connection with futures contracts, options on futures contracts or swap agreements entered into by the Fund on behalf of the Fund; and

18)   For any other purpose, but only upon receipt of Instructions from the Fund on behalf of the applicable Fund specifying (a) the Securities of the Fund to be delivered and (b) the person or persons to whom delivery of such Securities shall be made.

II.	Payment of Fund Monies within the United States

The Custodian shall pay out monies of a Fund (i) only if (x) it has received Instructions on behalf of the applicable Fund to do so, which may be standing Instructions when deemed appropriate by the parties, or (y) if it is otherwise permitted do so as provided in Section 4 and (ii) only in the following cases:

1)   Upon the purchase of domestic Securities, derivatives or other instruments for the account of the Fund but only (a) in accordance with customary or established market practices and procedures, including, without limitation, delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such Securities, derivatives or other instruments or evidence of title to such derivatives or other instruments to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the Investment Company Act to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in Section 2(C)(iii) hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance the conditions of Rule 17f-4 under the Investment Company Act; (c) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 2(F) hereof; (d) in the case of repurchase agreements entered into between the applicable Fund on behalf of a Fund and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the Securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such Securities or (ii) against delivery of the receipt evidencing purchase by the Fund of Securities owned by the Custodian along with written evidence of

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

the agreement by the Custodian to repurchase such Securities from the Fund; or (e) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Instructions from the Fund as defined herein;

2) In connection with conversion, exchange or surrender of Securities owned by the Fund;

3) For the redemption or repurchase of shares issued as set forth in Section 22 hereof;

4)   For the payment of any expense or liability incurred by the Fund, including but not limited to the following payments for the account of the Fund: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)   For the payment of any dividends on shares declared pursuant to the Fund’s articles of incorporation or organization and by-laws or agreement or declaration of trust, as applicable, and currently effective prospectus and statement of additional information of the Fund;

6) For payment of the amount of dividends received in respect of Securities sold short;

7)   Upon the purchase of domestic investments including, without limitation, repurchase agreement transactions involving delivery of Fund monies to Repo Custodian(s), and prior to receipt of such investments, as set forth in written Instructions, provided that such Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made;

8)   For payment as initial or variation margin in connection with futures contracts, options on futures contracts or swap agreements entered into by the Fund on behalf of the Fund; and

9) For any other purpose, but only upon receipt of Instructions from the Fund on behalf of the Fund specifying (a) the amount of such payment and (b) the person or persons to whom such payment is to be made.

III.	Delivery of Foreign Securities.

The Custodian or a Foreign Sub-Custodian shall release and deliver foreign Securities of the Fund held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Instructions, which may be standing instructions when deemed appropriate by the parties, and only in the following cases:

(1)    Upon the sale of such foreign Securities for the Fund in accordance with commercially reasonable market practice in the country where such foreign Securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(2) In connection with any repurchase agreement related to foreign Securities;

(3) To the depository agent in connection with tender or other similar offers for foreign Securities of the Fund;

(4)    To the issuer thereof or its agent when such foreign Securities are called, redeemed, retired or otherwise become payable;

(5)    To the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(6)    To brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case, the Foreign Sub-Custodian shall have no responsibility or

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

liability for any loss arising from the delivery of such foreign Securities prior to receiving payment for such foreign Securities except as may arise from the Foreign Sub-Custodian’s own negligence or willful misconduct;

(7)    For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the Securities of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, or pursuant to any deposit agreement;

(8)    In the case of warrants, rights or similar foreign Securities, the surrender thereof in the exercise of such warrants, rights or similar Securities or the surrender of interim receipts or temporary Securities for definitive Securities;

(9)    For delivery as Security in connection with any borrowing by a Fund on behalf of a Fund requiring a pledge of assets by the Fund on behalf of such Fund;

(10)    For delivery as initial or variation margin in connection with futures contracts, options on futures contracts or swap agreements entered into by the Fund on behalf of the Fund;

(11)    Upon the sale or other delivery of such foreign Securities (including, without limitation, to one or more Repo Custodians) and prior to receipt of payment therefor, as set forth in written Instructions, provided that applicable Instructions shall set forth (A) the foreign Securities to be delivered and (B) the person or persons to whom delivery shall be made;

(12) In connection with the lending of foreign Securities; and

(13)    For any other purpose, but only upon receipt of Instructions specifying (A) the foreign Securities to be delivered and (B) the person or persons to whom delivery of such Securities shall be made.

IV.	Payment of Fund Monies outside the United States

Upon receipt of Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Fund in the following cases only:

(1)    Upon the purchase of foreign Securities for the Fund, unless otherwise directed by Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign Securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(2) In connection with the conversion, exchange or surrender of foreign Securities of the Fund;

(3)    For the payment of any expense or liability of the Fund, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees under this Agreement, legal fees, accounting fees, and other operating expenses;

(4)    For the purchase or sale of foreign exchange or foreign exchange contracts for the Fund, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

(5)    For delivery as initial or variation margin in connection with futures contracts, options on futures contracts or swap agreements entered into by the Fund on behalf of the Fund;

(6)    Upon the purchase of foreign investments including, without limitation, repurchase agreement transactions involving delivery of Fund monies to Repo Custodian(s), and prior to receipt of such investments, as set forth in written Instructions, provided that applicable Instructions shall set forth (A) the amount of such payment and (B) the person or persons to whom payment shall be made;

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)

(7) For payment of part or all of the dividends received in respect of Securities sold short;

(8) In connection with the borrowing or lending of foreign Securities; and

(9) For any other purpose, but only upon receipt of Instructions specifying (A) the amount of such payment and (B) the person or persons to whom such payment is to be made.

1940 ACT GCSA 2013 NY - V.06.14.2011- (Neg JOHN HANCOCK FUNDS, FEBRUARY 28, 2014)